EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	PERCENT OF OWNERSHIP	JURISDICTION OF ORGANIZATION
AmeriServ Financial Bank	100%	Commonwealth of Pennsylvania
216 Franklin Street
P.O. Box 520
Johnstown, PA 15907

AmeriServ Life Insurance Company	100%	State of Arizona
101 N. First Avenue #2460
Phoenix, AZ 85003

AmeriServ Trust and Financial Services Company	100%	Commonwealth of Pennsylvania
216 Franklin Street
P.O. Box 520
Johnstown, PA 15907